                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       SUNBURST HOSPITALITY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       SUNBURST HOSPITALITY CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------


     (3) Filing Party:
     -------------------------------------------------------------------------


     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                       SUNBURST HOSPITALITY CORPORATION
                              10770 Columbia Pike
                         Silver Spring, Maryland 20901

                           NOTICE OF ANNUAL MEETING
                           To Be Held June 16, 1999

                               ----------------

To the Stockholders of
SUNBURST HOSPITALITY CORPORATION

  The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Sunburst Hospitality Corporation, a Delaware corporation ("Sunburst") will be held in the Roosevelt Room of the Quality Hotel, 1200 N. Courthouse Road, Arlington, Virginia 22201 at 10:00 a.m. (E.D.T.) on Wednesday, June 16, 1999 for the following purposes:

  1. To elect two Class III directors to hold office for a three-year term ending at the 2002 Annual Meeting of Stockholders and their successors are elected and qualified; and

  2. To transact such other business as may properly come before the Annual Meeting.

  Holders of record of Sunburst common stock at the close of business on April 30, 1999, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Sunburst common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of Sunburst located at the address above, at least 10 days prior to the Annual Meeting.

                                          By Order of the Board of Directors

                                          SUNBURST HOSPITALITY CORPORATION


                                          /s/ Douglas H. Verner
                                          Douglas H. Verner
                                          Secretary

May 10, 1999
Silver Spring, Maryland

  TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       SUNBURST HOSPITALITY CORPORATION
                              10770 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 16, 1999

                               ----------------

                              GENERAL INFORMATION

  This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Sunburst Hospitality Corporation, a Delaware corporation ("Sunburst"), for use at the 1999 Annual Meeting of Stockholders of Sunburst to be held at 10:00 a.m. (E.D.T.) on June 16, 1999, in the Roosevelt Room of the Quality Hotel, 1200 N. Courthouse Road, Arlington, Virginia and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement and proxy card are being mailed to Sunburst's stockholders on or about May 10, 1999.

  Sunburst's Annual Report on Form 10-K (including certified financial statements) for the twelve-month period ended December 31, 1998 accompanies this Proxy Statement, but is not part of the proxy solicitation material.

Voting of Proxies

  Your vote is important. Shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

  When the enclosed proxy card is properly signed, dated and returned, the stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Sunburst common stock will be voted as recommended by the directors: "FOR" the election of the two nominees for director named on the proxy card. Abstentions marked on the proxy card are voted "against" the directors' proposals but are counted in the determination of a quorum.

  You may revoke your proxy at any time before it is voted at the meeting by
(i) filing with ChaseMellon Shareholder Services, L.L.C. in its capacity as transfer agent for Sunburst (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) executing a later-dated proxy relating to the same shares of Sunburst Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660.

Votes Required

The close of business on April 30, 1999 has been fixed as the record date for determination of holders of Sunburst common stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 19,011,800 shares of Sunburst common stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker no-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. [A broker "non-vote" occurs when a nominee holding shares of Sunburst common stock for a beneficial owner does not vote on a particular item and has not received instructions from the beneficial owner.]

  Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from one or both nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Each proposal is tabulated separately. Abstentions are counted towards a quorum in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The affirmative vote of a plurality of shares of Sunburst common stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

  Certain members of the Bainum family (including various trusts, partnerships and corporations established by members of the Bainum family) in the aggregate have the right to vote approximately 37.8% of the number of outstanding shares of Sunburst common stock and have indicated an intention to vote in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

  Sunburst will bear the cost of the solicitation. In addition to solicitation by mail, Sunburst will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Sunburst common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of Sunburst, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

                        ELECTION OF CLASS III DIRECTORS

  The Board of Directors currently consists of three classes of directors, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class III will be elected at the Annual Meeting to serve for a term expiring at Sunburst's Annual Meeting of Stockholders in the year 2002. The directors in Classes I and II are serving terms expiring at Sunburst's Annual Meeting of Stockholders in 2000 and 2001, respectively.

  On June 29, 1998, Stewart Bainum resigned from the Board of Directors and Christine A. Shreve was appointed by the Board of Directors to fill that vacancy. On July 15, 1998, Stewart Bainum, Jr. resigned from the Board of Directors and Stewart Bainum was re-elected and appointed Chairman. On December 4, 1998, Stewart Bainum resigned from the Board Directors and Stewart Bainum, Jr. was re-elected and appointed Chairman. On April 12, 1999, Frederic
V. Malek resigned from the Board of Directors and Leland C. Pillsbury was appointed by the Board of Directors to fill that vacancy.

  Sunburst's Board of Directors has proposed the following nominees for election as directors at the annual meeting:

                       Nominees for Class III Directors
          With Terms Expiring at the Annual Meeting in the Year 2002:

                               Donald J. Landry
                              Leland C. Pillsbury

  The Board of Directors recommends a vote "FOR" the election of the above-named nominees as directors for a term of three years. Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

  Information is provided below with respect to each nominee for election and each director continuing in office. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the board may recommend, unless the board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

Nominees for Election as Directors

 Class III -- Nominees for Terms Expiring in 2002

  Donald J. Landry, 50, Chief Executive Officer and Vice Chairman of Sunburst since October 1997; President of Choice Hotels International, Inc. from January 1995 to October 1997; President of Manor Care Hotel Division ("MCHD") from March 1992 to November 1996; various executive positions with Richfield Hotel Management, Inc. and its predecessors for more than 16 years, including President of MHM Corporation.

  Leland C. Pillsbury, 52, Founder, Chairman and CEO of Thayer Lodging Group, Inc. (one of the 10 largest private owner/developer of hotels in the U.S.) He has held those positions with Thayer since 1989. Mr. Pillsbury was appointed by the Board of Directors to fill the vacancy left by the resignation of Frederic V. Malek.

  Frederic V. Malek resigned from the Board of Directors on April 12, 1999. His resignation did not arise from any dispute with Sunburst.

 Class I -- Terms Expire 2000

  Christine A. Shreve, 41 Member of the Board of Sunburst since June 1998. President, Shreve, Bowersox, P.C., an independent accounting firm, since 1992. Ms. Shreve was appointed by the Board of Directors to fill the vacancy left by the resignation of Stewart Bainum.

  Stewart Bainum resigned from the Board of Directors on June 29, 1998. His resignation did not arise from any dispute with Sunburst.

  Carole Y. Prest, 47, Member of the Board of Sunburst since November 1997. President, Maridea LLC, a strategy planning consulting firm, since December 1998; Senior Vice President, Strategy, Marketing and Product Development for Manor Care from September 1997 to November 1998; President and Chairman of the Board, Manor Care Foundation, April 1997 to November, 1998; Vice President, Corporate Strategic Planning, September 1995, through September 1997; Vice President and General Manager and various other positions at GenRad 1985 through 1994.

  Keith B. Pitts, 41, Member of the Board of Sunburst since November 1997. Chairman and Chief Executive Officer of the Mariner Post-Acute Network, Inc. since November 1997; Consultant to Apollo from August 1997 to November 1997; Consultant to Tenant Healthcare Corp. ("Tenant") from February 1997 to August 1997; Executive Vice President and Chief Financial Officer of orNda HealthCorp from August 1992 until its merger with Tenet in January 1997. Director:
Mariner Post-Acute Network, Inc.

 Class II--Terms Expire 2001

  Stewart Bainum, Jr., 54, Chairman of the Board of Sunburst from November 1996 to July 1998 and since December 1998; a member of the Board of Sunburst's predecessors from 1982 to July 1998; Chairman of the Board of Choice Hotels International, Inc. from March 1987 to November 1996 and since October 1997; Chairman of the Board of HCR/Manor Care since September 1998; Chairman of the Board and Chief Executive Officer of Manor Care and Manor Care Health Services, Inc. ("MCHS") from March 1987 to September 1998, Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") since December 1994; Vice Chairman of the Board of Manor Care and subsidiaries from June 198 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991 and of MCHS since 1976; President of MCHS from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991.

  Paul A. Gould, 53, Managing Director of Allen & Company Incorporated (investment banking firm) for more than five years and other positions at Allen & Company Incorporated since 1973; Director of Sunburst since November 1996. Director: Tele-Communications, Inc., Tele-Communications International, Inc. and Ascent Entertainment Group.

The Board of Directors

  The Board of Directors is responsible for overseeing the overall performance of Sunburst. Members of the board are kept informed of Sunburst's business through discussions with the Chairman, the Chief Executive Officer and other members of Sunburst's management, by reviewing materials provided to them and by participating in board and committee meetings. The Board of Directors consists of seven directors. Five of the directors are not, and have never been, officers of Sunburst.

  For the twelve-months ended December 31, 1998, the Board of Directors held six meetings. In 1998, each director attended all of the meetings of the Board of Directors and of the committees of the Board of Directors on which such director served since the time that such director joined the Board of Directors.

Committees of the Board

  The standing committees of the Board of Directors include the Audit, Ethics and Compliance Committee, the Compensation/Key Executive Stock Option Plan Committee, the Compensation/Key Executive Stock Option Plan Committee No. 2, and the Nominating and Corporate Governance Committee. The current members of the standing committees are as follows:

  Compensation/Key Executive Stock     Nominating & Corporate
  Option
  Plan Committee                       Governance Committee

  Keith B. Pitts, Chair                Carole Y. Prest, Chair
  Leland C. Pillsbury                  Paul A. Gould

  Compensation/Key Executive Stock     Audit, Ethics and Compliance
  Option
  Plan Committee No. 2                 Committee

  Keith B. Pitts, Chair                Paul A. Gould, Chair
  Leland C. Pillsbury                  Keith B. Pitts
                                       Christine A. Shreve

  The Compensation/Key Executive Stock Option Plan Committees administer Sunburst's stock option plans and grant stock options thereunder, review compensation of officers and key management employees, recommend development programs for employees such as training, bonus and incentive plans, pensions and retirement, and review other employee fringe benefit programs. The Compensation/Key Executive Stock Option Plan Committees each met twice during the twelve-months ended December 31, 1998.

  The Nominating and Corporate Governance Committee is responsible for administering the Sunburst Corporate Governance Guidelines, assessing the functioning of the Board, determining size and composition of the Board, recommending candidates to fill vacancies on the Board, determining actions to be taken with respect to directors who are unable to perform their duties, setting Sunburst's policies regarding the conduct of business between Sunburst and any other entity affiliated with a director and determining the compensation of non-employee directors. The Nominating and Corporate Governance Committee met twice during the twelve-month period ended December 31, 1998. This Committee will consider nominees submitted by security holders. To make a nomination for director at the Annual Meeting of Stockholders to be held in 2000, security holders should submit a name, and brief biography of the nominee, to Sunburst's corporate secretary by March 10, 2000.

  The Audit, Ethics and Compliance Committee reviews the scope and results of the annual audit, reviews and approves the services and related fees of Sunburst's independent public accountants, reviews Sunburst's internal accounting controls and reviews Sunburst's Internal Audit Department and its activities. It also reviews telephone calls to the Sunburst ethics hotline, and oversees the implementation of the Sunburst corporate compliance program. The Audit Committee met twice during the twelve-month period ended December 31, 1998.

Compensation of Directors
  Sunburst has adopted the Sunburst Hospitality Corporation Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan provides that eligible non-employee directors are granted options to purchase 5,000 shares of Sunburst's common stock on their first date of election and are granted options to purchase 1,000 shares on the date of the annual meeting in subsequent calendar years. Part B of the Plan provides that eligible non-employee directors may elect to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase Sunburst's common stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock, which is so purchased, will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan.

  Pursuant to the Non-Employee Director Stock Compensation Plan (the "Stock Plan") adopted by Sunburst, eligible non-employee directors will receive annually, in lieu of cash, restricted shares of Sunburst's common stock, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board of Directors retainer and meeting fees. In addition, all non-employee directors receive $1,610 per diem for Committee meetings attended on a date other than a date that the Board of Directors meets. Directors are reimbursed in cash for travel expenses and other out-of-pocket expenses.

  Directors who are employees of Sunburst receive no separate remuneration for their services as directors.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                  MANAGEMENT

  The following table sets forth the amount of Sunburst's common stock beneficially owned by (i) each director of Sunburst, (ii) Sunburst's chief executive officer and the other four most highly compensated executive officers (the "Named Officers"), (iii) all officers and directors of Sunburst as a group and (iv) all persons who are known by Sunburst to own beneficially more than 5% of Sunburst's common stock, as of April 30, 1999. Unless otherwise specified, the address for each of them is 10770 Columbia Pike, Silver Spring, Maryland, 20901.

                                                 Shares of
                                                Common Stock      Percent of
                                                Beneficially        Shares
           Name of Beneficial Owner                Owned        Outstanding(1)
           ------------------------             ------------    --------------
Stewart Bainum, Jr.............................  3,437.631(2)        18.1%++
Stewart Bainum and Jane Bainum.................  3,575,803(2)        18.8%++
Barbara Bainum.................................  2,560,477(2)        13.5%++
Roberta Bainum.................................  1,910,934(2)        10.1%++
Bruce Bainum...................................  3,193,348(2)        16.8%++
Realty Investment Company, Inc. ...............  1,189,290            6.3%++
Antonio DiRico.................................     85,854(3)           *
Gregory Miller.................................     13,937(4)           *
Paul A. Gould..................................    126,038(5)           *
Kevin P. Hanley................................     19,774(6)           *
Donald J. Landry...............................    376,351(7)           *
James A. MacCutcheon...........................    188,393(8)           *
Frederic V. Malek..............................      7,938(9)           *
Keith B. Pitts.................................      5,318(10)          *
Carole Y. Prest................................      8,485(11)          *
Christine A. Shreve............................      5,782(12)          *
All Officers and Directors as Group (11
 persons)......................................  4,275,501(13)       22.5%
Ronald Baron...................................  5,870,140(14)       30.9%
Eric S. Dobbin.................................  1,146,899(15)        6.0%

--------
*Less than 1% of class.
++The Bainum family and affiliated companies together control approximately 37.8% of Sunburst stock.

 (1) Percentages are based on 19,011,800 shares outstanding on April 30, 1999 (the "Record Date") plus, for each person, the shares which would be issued assuming that such person exercises all options he or she holds which are exercisable on such date or become exercisable within 60 days thereafter.

 (2) The Bainum family and affiliated companies hold the following beneficial interests:

    Stewart Bainum, Jr., 3,437,631 shares, including 847,204 shares held directly by the Stewart Bainum, Jr. Declaration of Trust ("SBJ Trust"), of which Mr. Bainum, Jr. is the sole trustee and beneficiary; 1,189,290 shares held directly by Realty Investment Company, a real estate management and investment company in which the SBJ Trust is a stockholder and has shared voting authority; 85,000 shares held by Vintage Limited Partnership, a family investment partnership of which Mr. Bainum, Jr. is a stockholder of the Corporate General Partner and has shared voting authority; 3,553 shares held by the Foundation for Maryland's Future of which Mr. Bainum, Jr. is the sole Director; and 593,209 shares owned by Mid Pines Associates, Limited Partnership in which the SBJ Trust is the Managing General Partner and has shared voting authority. Also includes 635,457 shares held by the Roberta Bainum Irrevocable Trust, in which Mr. Bainum, Jr. is a co-trustee and has shared voting authority.

    Stewart Bainum and Jane Bainum, 3,575,803 shares, including 2,009,327 shares held directly by the Stewart Bainum Declaration of Trust ("SB Trust"), of which Mr. Bainum is the sole trustee and beneficiary; 1,189,290 shares held directly by Realty Investment Company, in which the SB Trust and the JB Trust are stockholders and Mr. Bainum is President and Chairman of the Board of Directors and has shared voting authority; 85,000 shares held by Vintage Limited Partnership, of which Mr. Bainum is the Chairman of the Board of the Corporate General Partner and has shared voting authority; and 23,435 shares held by the Commonweal Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 266,237 shares held by the Jane L. Bainum Declaration of Trust ("JB Trust"), the sole trustee and beneficiary of which is Mr. Bainum's wife. Also includes 514 shares of registered stock granted under the Company's Non Employee Director Stock Compensation Plan to Mr. Bainum which are not vested but Mr. Bainum has the right to vote. Also includes 2,000 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days.

    Barbara Bainum, 2,560,477 shares, including 33,671 shares owned directly; 635,457 held by the Barbara Bainum Declaration of Trust ("BB Trust"), of which Ms. Bainum is the sole trustee and beneficiary; 1,189,290 shares held directly by Realty Investment Company, in which the BB Trust is a stockholder and Ms. Bainum is a Director and has shared voting authority; 85,000 shares held by Vintage Limited Partnership, of which Ms. Bainum is a stockholder and Director of the Corporate General Partner and has shared voting authority; 23,435 shares owned by Commonweal Foundation in which Ms. Bainum is President and Director and has shared voting authority; and 593,209 shares owned by Mid Pines Associates, Limited Partnership in which the BB Trust is a General Partner and has shared voting authority. Also includes 415 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not vested but which Ms. Bainum has the right to vote.

    Roberta Bainum, 1,910,934 shares, including 20,000 shares owned directly; 1,189,290 shares held directly by Realty Investment Company, in which Ms. Bainum is a Director and has shared voting authority; 85,000 shares held by Vintage Limited Partnership, of which Ms. Bainum is a stockholder and Director of the Corporate General Partner and has shared voting authority; 23,435 shares owned by Commonwealth Foundation in which Ms. Bainum is a Director and has shared voting authority; and 593,209 shares owned by Mid Pines Associates, Limited Partnership in which Ms. Bainum is a General Partner and has shared voting authority.

    Bruce Bainum, 3,193,348 shares, including 31,500 shares owned directly; 635,457 held by the Bruce Bainum Declaration of Trust ("BB Trust"), of which Mr. Bainum is the sole trustee and beneficiary; 1,189,290 shares held directly by Realty Investment Company, in which the BB Trust is a stockholder and Mr. Bainum is a Director and has shared voting authority; 85,000 shares held by Vintage Limited Partnership, of which Mr. Bainum is a stockholder and Director of the Corporate General Partner and has shared voting authority; 23,435 shares owned by Commonweal Foundation in which Mr. Bainum is a Director and has shared voting authority; and 593,209 shares owned by Mid Pines Associates, Limited

  Partnership in which the BB Trust is a General Partner and has shared voting authority. Also includes 635,457 shares owned by the Roberta Bainum Irrevocable Trust in which Mr. Bainum is a co-trustee and has shared voting authority.
 (3) Includes 3,561 shares held directly by Mr. DiRico and 3,779 shares and 11,919 shares, respectively, which Mr. DiRico has the right to receive upon termination of his employment pursuant to the terms of the Retirement Savings and Investment Plan ("401(k) Plan") and Non-Qualified Savings and Investment Plan ("Non-Qualified Plan"). Also includes 66,595 shares, which Mr. DiRico has the right to acquire pursuant to stock options which are currently exercisable or become exercisable within 60 days of the Record Date.
 (4) Includes 2,406 held directly by Mr. Miller and 270 and 522 shares, respectively, which Mr. Miller has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Plan. Also includes 10,739 shares which Mr. Miller has the right to acquire pursuant to stock options which are currently exercisable or become exercisable within 60 days of the Record Date.
 (5) Includes 124,079 shares held directly by Mr. Gould, 2,896 shares of restricted stock granted under the Stock Plan to Mr. Gould which are not vested and 1,236 which have vested. Mr. Gould has the right to vote all 4,132 shares. Also includes 1,959 shares which Mr. Gould has a right to acquire pursuant to stock options which are currently exercisable or become exercisable within 60 days of the Record Date.
 (6) Includes 4,066 shares held directly by Mr. Hanley and 15,708 shares Mr. Hanley has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
 (7) Includes 18,498 shares owned directly by Mr. Landry and 337,593 shares Mr. Landry has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date. Also includes 3,166 shares and 17,094 shares which Mr. Landry has the right to receive on termination of his employment pursuant to the terms of the 401(k) Plan and Non-Qualified Plan, respectively.
 (8) Includes 5,000 shares owned directly by Mr. MacCutcheon and 659 and 1,167 shares, respectively, which Mr. MacCutcheon has the right to receive upon termination of his employment pursuant to the 401(k) Plan and the Non-Qualified Plan. Also includes 100 shares held by minor children. Beneficial ownership of such shares is disclaimed. Also includes 181,567 shares Mr. MacCutcheon has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
 (9) Includes 1,162 shares held directly by Mr. Malek, 2,555 shares which Mr. Malek has the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days of the Record Date and 2,985 restricted shares granted under the Stock Plan which are not vested and 1,236 which have vested. Mr. Malek has the right to vote all 4,221 shares.
(10) Consists of 4,082 restricted shares granted under the Stock Plan which are not vested and 1,236 which have vested. Mr Pitts has the right to vote all 5,318 shares.
(11) Includes 4,221 restricted shares granted under the Stock Plan which are not vested,and 1,236 shares which have vested. Ms. Prest has the right to vote all 5,457 shares. Also includes 3,028 shares Ms. Prest has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
(12) Includes 1,600 shares held directly by Ms. Shreve and 4,182 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Ms. Shreve has the right to vote.
(14) As of October 16, 1997, based on a Schedule 13-D, as amended, filed by Mr. Baron with the Securities and Exchange Commission (the "Commission"). Mr. Baron filed on behalf of Baron Capital, Inc. Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022.
(15) As of April 9, 1999, based on a Schedule 13-G filed by Mr. Dobbin with the Commission. Mr. Dobbin filed on behalf of Hamilton Partners Limited. Mr. Dobbin's address is 415 Madison Avenue, New York, New York 10017.

  THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  There are currently two compensation committees for Sunburst, the Compensation/Key Executive Stock Option Plan Committee, and the Compensation/Key Executive Stock Option Plan Committee No. 2 ("Committee No. 2") (collectively, the "Committee"). The role of Committee No. 2, which is comprised of "outside directors" as defined in Section 162(m)(3) of the Code, is to approve awards under the 1996 Long-Term Incentive Plan to the Chief Executive Officer and the Named Officers defined below. During 1998, the members of the Committee were Messrs. Malek (Chairman), and Pitts. Mr. Malek resigned from the Board on April 12, 1999.

  The following philosophy and principles have been set forth as a framework within which the Committee operates.

Compensation Committee Philosophy and Guiding Principles

  .Attract and retain talented management;

  . Closely align management's interests and actions with those of shareholders through the establishment of appropriate award vehicles;

  . Reward employees for enhancing stockholder value through sustained improvement in revenues, customer satisfaction and earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and

  .Position base pay at market so that Sunburst can vary total compensation based on performance.

Executive Compensation Policies

 Compensation Levels

  The Committee relates total compensation levels for Sunburst's executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and evaluated by independent consultants. Summary data on a number of companies in the hotel industry are used as the primary comparison and companies in the service sector are used as a secondary comparison.

  Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when Sunburst's targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. For the twelve-months ended December 31, 1998, total compensation for the executive officers, as a group, was below the median for the primary comparison group (eleven hotel companies).

 Policy with Respect to Qualifying Compensation for Deductibility

  Sunburst's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of Sunburst and its stockholders. However, Sunburst reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate. The Committee intends to monitor Sunburst's compensation programs with respect to such laws.

 Annual Compensation

  The base salary pay practice is to target at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

  Awards under the annual cash bonus program for the twelve-months ended December 31, 1998 were based on certain performance measurements, which were based 60% on achieving targeted net operating profits, 20% on customer satisfaction goals and 20% on revenue. For the twelve-months ended December 31, 1998, actual performance exceeded the measurement goals for customer satisfaction, and was below the measurement goals for the net operating profit and revenue components. For 1999, Sunburst will alter the cash bonus program for executive officers by basing 60% on EBITDA, instead of net operating profit, because EBITDA measures operating profits after corporate overhead is deducted. The remaining 40% will continue to be based equally on revenue and customer satisfaction.

Long- Term Incentives

  Sunburst will award long-term incentives under the 1996 Long-Term Incentive Plan. That plan gives the Compensation Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and Sunburst's past practice. In June 1997, the Compensation Committee approved a Stock Option Guide Chart for Sunburst's executives. The Stock Option Guide Chart was reviewed and revised in February 1998. It utilizes a market-based salary multiple to establish a competitive range of stock options from which executive awards can be determined. In 1998, executive officers were awarded stock grants in lieu of raises.

Compensation of the Chief Executive Officer

  Donald J. Landry was Chief Executive Officer throughout 1998. He is compensated pursuant to an employment agreement effective October 15, 1997. The terms of the agreement are described below under "Executive Compensation-- Employment Agreements." Compensation levels for Mr. Landry under the Employment Agreement is based on the compensation paid to Mr. Landry's predecessor. Mr. Landry's bonus, stock option grants, and restricted stock awards for 1998 were based on his performance in restructing Sunburst following the Choice Spin-off, and the 1997 performance of the assets which remained in Sunburst following the Choice Spin-off. (for the definition of "Choice Spin-off," see the "Manor Care Lease Agreements" section under "Certain Relationships and Related Transactions.")

                          THE COMPENSATION COMMITTEE

                     Frederic V. Malek, Chair (resigned April 12, 1999) Keith B. Pitts

                               PERFORMANCE GRAPH

  The following graph compares the performance of Sunburst's common stock with the performance of the New York Stock Exchange Composite Index ("NYSE Composite Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from October 16, 1997 (when Sunburst started trading in its present form as owner and operator, but not franchisor of hotels), plus assumed reinvested dividends. The Commission's rules require that Sunburst select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, Sunburst has selected a peer group that includes companies which are actively traded on the New York Stock Exchange or the NASDAQ Stock Market and which are in the hotel franchising and/or hospitality industry. The common stock of the following companies have been included in the Peer Group Index: Prime Hospitality Corp., Red Roof Inns, Inc., Candlewood Hotel Company, Inc., and Lodgian, Inc. (formerly known as Servico)./1/

--------
/1/The Peer Group has changed from the group included in past year's
  Performance Graph by the deletion of three members, LaQuinta Hotel Corporation, Bristol Hotel Company, and CapStar Hotel Company, and the addition of Candlewood Hotel Company, Inc. Candlewood Hotel competes in the mid-period extended-stay suite market. That market comprises an increasing share of Sunburst business. LaQuinta was acquired by a real estate investment trust and LaQuinta's shares are no longer publicly traded. Bristol sold its assets to a real estate investment trust and now is primarily a hotel management company. CapStar merged with a real estate investment trust and its size and structure is now very different from Sunburst.

  The graph assumes that $100 was invested on October 16, 1997, in each of Sunburst common stock, the NYSE Composite Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.



                             [GRAPH APPEARS HERE]

                         10/16/97 12/31/97 3/31/98 6/30/98 9/30/98 12/31/98 3/31/99
                         -------- -------- ------- ------- ------- -------- -------
Sunburst................  100.00    95.75   84.84   67.27   43.63    41.21   36.36
NYSE Composite Index....  100.00   102.39  115.27  117.31  102.98   122.85  124.98
Peer Group Index........  100.00    93.90  100.33   86.59   51.17    57.69   53.55

                            EXECUTIVE COMPENSATION

                          Summary Compensation Table

                              Annual Compensation(1)                               Long-Term compensation
                              ----------------------                               ----------------------
                                                                                                          All Other
   Name and Principal    Fiscal                                          Restricted Stock Stock Option   Compensation
        Position         Year(1) Salary          Bonus       Other        Awards ($)(2)   Shares (#)(3)      (4)
   ------------------    ------- -------        -------    ---------     ---------------- -------------  ------------
Donald J. Landry(8).....  1998   424,463        198,533                     95,077.85        110,000        19,631
Vice Chairman and Chief   1997A  421,975        200,508                            --        106,000(9)      6,035
Executive Officer         1997B  404,250        200,508          (6)               --        100,000(10)     6,035

James A.
 MacCutcheon(11)........  1998   322,980        141,196                     52,542.01         50,000        20,304
Executive Vice
 President,               1997A  312,900         52,263                            --         46,500(12)    18,682
Chief Financial Officer
 &                        1997B  313,578        158,953          (6)               --         67,500(13)    18,682
Treasurer

Antonio DiRico..........  1998   259,500        100,120                     35,194.56         65,000         8,360
President & Chief
 Operating                1997B  259,499         86,524                            --         80,600(14)     3,043
Officer                   1997A  196,200         86,584          (6)               --         25,000(15)     3,043

Kevin D. Hanley.........  1998   175,000         51,594                     27,750.79         45,000            --
Senior Vice President     1997A  174,999         84,452          (6)               --         51,200(16)        --
Real Estate Development   1997B  144,890         51,776          (6)               --          2,727(17)        --

Gregory Miller..........  1998   158,350.34      66,538.92       (6)        20,297.20         20,000         7,110
Senior Vice President     1997A       --             --                            --             --            --
Human Resources           1997B       --             --                            --             --            --

Douglas H. Verner.......  1998   117,691.68(18)  12,326.09 76,660.70(19)     7,610.32         45,036            --
Senior Vice President     1997A       --             --           --               --             --            --
General Counsel &         1997B       --             --           --               --             --            --
Secretary

--------

 (1) On September 16, 1997, Sunburst changed its fiscal year end from May 31 to December 31. Accordingly, the summary compensation information presented is for the twelve-months ended December 31, 1997 ("1997A"), the fiscal year ended May 31, 1997 ("1997B"). Summary compensation data paid to the Named Officers during the period between January 1, 1997 and May 31, 1997 is reflected in each of the 1997A and 1997B periods.
 (2) On June 29, 1998, Sunburst issued restricted stock to officers in lieu of merit increases for calendar year 1998. The restricted stock vests over three (3) years.
 (3) For all of the Named Officers, except for Mr. MacCutcheon, the grants in 1997B represent options to purchase shares of Manor Care common stock. When Sunburst stock was distributed to Manor Care's stockholders, the options to purchase Manor Care common stock were converted, in some cases 100%, to options to purchase Sunburst common stock. For Mr. MacCutcheon and with respect to grants in 1997B and for all of the Named Officers with respect to grants in 1997A, represents options to acquire shares of Sunburst common stock. When Sunburst distributed the stock of Choice to Sunburst's stockholders, the options to purchase Sunburst common stock were converted to successor options to purchase Sunburst common stock and Choice common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after these two stock distributions.
 (4) Represents amounts contributed by Sunburst for 1998, 1997A and 1997B under their respective 401(k) Plan and Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. The value of the amounts contributed in stock by Sunburst for 1998, 1997A and 1997B under the 401(k) Plan and Non-qualified Savings Plan, respectively, for the Named Offices were as follows: Mr. Landry, $19,632, $2,375 and $3,660; Mr. MacCutcheon, $20,304, $6,240 and $12,443; Mr. DiRico, $8,360, $966 and $2,077; and Mr.
     Miller $7,110.

 (5) Intentionally omitted.
 (6) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.
 (7) In connection with the distribution of Choice stock to Sunburst stockholders (the "Spin-off"), these options were converted on a pro rata basis into options to acquire 20,000 shares of Sunburst common stock at an exercise price of $7.1894 and 60,000 shares of Choice at an exercise price of $12.1130.
 (8) Mr. Landry was appointed Vice Chairman and Chief Executive Officer upon the Spin-off. Prior to the Spin-off, he was President of Sunburst.
 (9) In connection with the Spin-off, these options were converted into options to purchase 124,631 shares of Sunburst common stock at an exercise price of $7.8815 and 53,000 shares of Choice common stock at an exercise price of $13.2791.
(10) In connection with the Spin-off, these options were converted into options to purchase 291,795 shares of Sunburst common stock at an exercise price of $7.1894 and 153,497 shares of Choice common stock at an exercise price of $12.113.
(11) For 1996 and part of 1997B, Mr. MacCutcheon was Senior Vice President, Chief Financial Officer and Treasurer of Manor Care and Sunburst. On November 1, 1996, Mr. MacCutcheon resigned from Manor Care and assumed the position of Executive Vice President, Chief Financial Officer and Treasurer of Sunburst. The compensation reflected for 1996 and 1997B are total compensation received for services rendered to both Manor Care and Sunburst. For the period of 1997B after the Manor Care Spin-off, the amount of compensation paid solely by Sunburst was $209,052 for salary and $103,690 for bonus. In connection with the Spin-off, Sunburst and Choice entered into a Consulting Agreement whereby Choice would reimburse Sunburst for 30% of Mr. MacCutcheon's base salary and bonus from October 15, 1997 through November 1, 2001. See "Certain Relationships and Related Transactions."
(12) In connection with the Spin-off, these options were converted into options to purchase 54,673 shares of Sunburst common stock at an exercise price of $7.835 and 23,250 shares of Choice common stock at an exercise price of $13.2008.
(13) In connection with the Spin-off, these options were converted into options to purchase 138,806 shares of Sunburst common stock at an exercise price of $6.884, 47,082 shares of Sunburst common stock at an exercise price of $7.1894, 30,308 shares of Choice at an exercise price of $11.5986 and 15,642 shares of Choice common stock at an exercise price of $12.113.
(14) In connection with the Spin-off, these options were converted into options to purchase 111,739 shares of Sunburst common stock at an exercise price of $7.835 and 30,225 shares of Choice common stock at an exercise price of $13.2008.
(15) In connection with the Spin-off, these options were converted into options to purchase 82,498 shares of Sunburst common stock at an exercise price of $7.1894 and 32,706 shares of Choice common stock at an exercise price of $12.113.
(16) In connection with the Spin-off, these options were converted into options to purchase 70,981 shares of Sunburst common stock at an exercise price of $7.835 and 19,200 shares of Choice common stock at an exercise price of $13.2008.
(17) In connection with the Spin-off, these options were converted into options to purchase 3,779 shares of Sunburst common stock at an exercise price of $7.1894 and 1,024 shares of Choice common stock at an exercise price of $12.113.
(18) Mr. Verner joined Sunburst in March 1998 as Senior Vice President, General Counsel and Secretary. On an annualized basis, his base salary is $150,000 per year.
(19) Other compensation for Mr. Verner is reimbursement of relocation expenses.

Stock Options

  The following tables set forth certain information at December 31, 1998 and for the twelve-months then ended concerning options to purchase Sunburst common stock granted to Named Officers. All common stock figures and exercise prices have been adjusted to reflect stock dividends and stock splits effective in prior fiscal years. With the Choice Spin-off, existing Sunburst stock options were subject to certain adjustments or conversions into options to purchase shares of Sunburst common stock and Choice common stock. The table below represents the options grants on a post-conversion basis.

                          STOCK OPTION GRANTS IN 1998

                                                                                   Potential
                                                                              Realizable Value of
                                                                                Assumed Rate of
                                                                                  Stock Price
                                     Percentage of                             Appreciation for
                         Number of   Total Options   Exercise Base              Option Term (1)
                          Options   Granted to all     Price Per   Expiration -------------------
          Name            Granted  Employees in 1998     Share        Date     5%(2)     10%(3)
          ----           --------- ----------------- ------------- ---------- -------- ----------
Stewart Bainum, Jr......        0          --             --           --        --        --
Donald J. Landry (4)....  110,000        25.6%          $6.406      6/29/08   $443,157 $1,123,045
James A. MacCutcheon
 (4)....................   50,000        11.5%           6.406      6/29/08    201,435    510,475
Antonio DiRico (4)......   65,000        15.1%           6.406      6/29/08    261,866    663,618
Kevin P. Hanley (4).....   45,000        10.4%           6.406      6/29/08    181,292    459,428
Gregory Miller (4)......   20,000         4.6%           6.406      6/29/08     80,574    204,190
Douglas H. Verner (4)...   35,036        10.4%(5)        8.759      3/31/08    192,798    489,089
Douglas H. Verner.......   10,000                        6.406      6/29/08     40,287    102,095

--------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.
(2) A 5% per year appreciation in stock price from $6.406 per share yields $10.437 and from $8.759 per share yields $14.2675.
(3) A 10% per year appreciation in stock price from $6.406 per share yields $16.6155 and from $8.759 per share yields $22.7186.
(4) The options granted to the officers vest at the rate of 20% per year on the first through the fifth anniversaries of the date of the stock option grant.
(5) Includes both grants to Mr. Verner.

                      AGGREGATED OPTION EXERCISES IN 1998
                          AND YEAR-END OPTION VALUES

                                                Number of Unexercised
                                                     Options at
                                                  December 31, 1998
                                              -------------------------
                           Shares                                       Value of Unexercised in-
                         Acquired on  Value                               the-money Options at
                          Exercise   Realized Exercisable Unexercisable     December 31, 1998
                         ----------- -------- ----------- ------------- -------------------------
          Name                #         $          #            #       Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Stewart Bainum, Jr. ....                         83,889       36,112    126,381.38     8,811.35
Donald J. Landry........                        233,605      707,962     96,294.03   238,468.96
James A. MacCutcheon....                        181,595      310,332     92,639.01    41,629.29
Antonio DiRico..........                         66,595      239,230      2,513.98     4,154.01
Kevin P. Hanley.........                         15,707      104,053            --           --
Gregory Miller..........                         10,739       62,953            --           --
Douglas H. Verner.......                             --       45,036            --           --

--------
(1) The closing prices of Sunburst common stock as reported by the New York Stock Exchange on December 31, 1998 was $4.25. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Sunburst common stock underlying the option.

Employment Agreements

  On October 15, 1997, Sunburst amended and restated an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.'s employment as Chairman of Sunburst's Board of Directors. The agreement had a term of three years. The Agreement terminated on July 15, 1998 when Mr. Bainum, Jr. resigned form the Board. Mr. Bainum, Jr. rejoined the Board on December 4, 1998, as a non-employee director. Commencing January 1, 1999, Mr. Bainum, Jr. became an employee director again, but did not enter into an employment agreement with Sunburst.

  Sunburst entered into an Employment Agreement with Donald J. Landry on June 25, 1997, effective upon the distribution of Choice stock by Sunburst on October 15, 1997. The agreement has a term of three years from October 15, 1997 and provides for a base salary of $424,462 per annum, subject to annual adjustments, and an annual bonus of up to 60% of his base compensation, based upon Sunburst's performance. In the event of a change in control, as defined in the agreement, Mr. Landry has the right to terminate the agreement within six months.

  Sunburst entered into an Employment Agreement with James A. MacCutcheon on October 31, 1996, effective November 1, 1996. The agreement has a term of five years and provides for a base salary of $313,578 per annum, subject to annual adjustments, and an annual bonus of up to 55% of his base compensation, based upon Sunburst's performance.

  Sunburst adopted an Officer Retention and Severance Plan (the "Plan") effective January 21, 1999, which provides that any officer who is terminated
(i) due to a Change of Control as that term is defined in the Second Amendment to the 1996 Long-Term Incentive Plan; (ii) without cause; or (iii) constructively through a significant reduction in compensation and responsibilities measured as of the date of the Plan and, who is not under contract with Sunburst, shall receive base salary for twelve-months plus two weeks for each year of service with Sunburst and its predecessor companies, to be paid bi-weekly. Payments will be reduced by any salary earned from other employment by the officer. Any officer under contract will be covered by the terms of the individual contract.

Retirement Plans

  Sunburst has adopted the Sunburst Hospitality Corporation Supplemental Executive Retirement Plan (the "SERP"). Participants are Senior Vice Presidents and other officers selected by the Board of Directors to participate.

  Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period which produces the highest average out of the last 120 months of employment, prior to the first occurring of the early retirement date or the normal retirement date. The nominal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who are participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

  Assuming that the following officers continue to be employed by Sunburst until they reach age 65, their credited years of service are as follows:

                                                  Current Years Years of Service
                  Name of Individual               of Service      at Age 65
                  ------------------              ------------- ----------------
      Donald J. Landry...........................        7             22
      James A. MacCutcheon.......................       11             30
      Antonio DiRico.............................        7             23
      Kevin P. Hanley............................        4             28
      Gregory Miller.............................        7             24
      Douglas H. Verner..........................        1             20

  The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          Years of Service/Benefit as
                      Percentage of Final Average Salary

                                                                                      25 or
      Remuneration             15/15%                   20/22.5%                    more/30%
      ------------             -----                    -------                     -------
        $300,000              $45,000                   $ 67,500                    $ 90,000
         350,000               52,500                     78,750                     105,000
         400,000               60,000                     90,000                     120,000
         450,000               67,500                    101,250                     135,000
         500,000               75,000                    112,500                     150,000
         600,000               90,000                    135,000                     180,000

  In November 1996, Sunburst established the Sunburst Hospitality Corporation Retirement Savings and Investment Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age 21 or over and who have worked for Sunburst for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current Federal limit of $10,000. Sunburst will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of Sunburst for the year and the number of years of service of the participant. Amounts contributed by Sunburst pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

  Sunburst also adopted the Sunburst Hospitality Corporation Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan"). Certain select highly compensated members of management of Sunburst will be eligible to participate in the Non-Qualified Savings Plan. The Non-Qualified Savings Plan is structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. Amounts contributed by Sunburst under its Non-Qualified Savings Plan for fiscal year 1998 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

  The Sunburst match under the 401(k) Plan and the Non-Qualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Manor Care

  Stewart Bainum, Jr. is the Chairman of Sunburst's Board of Directors and of HCR Manor Care's Board of Directors.

 Manor Care Lease Agreements

  Sunburst was part of Manor Care, Inc. ("Manor Care") until November 1, 1996, when the stock of Sunburst was distributed as a dividend to Manor Care stockholders. That distribution is referred to as the Manor Care

Spin-off. On October 16, 1997, Sunburst distributed as a dividend to its stockholders the stock of Choice Hotels International, Inc. That distribution is known as the Choice Spin-off.

  In connection with the Manor Care Spin-off, Sunburst and Manor Care entered into a lease agreement with respect to the complex at 10750 and 10770 Columbia Pike, Silver Spring, Maryland (the "Silver Spring Complex") at which Sunburst's principal executive offices were located (the "Silver Spring Lease"). After the Choice Spin-off, Sunburst remained obligated under the Silver Spring Lease and had subleased space at 10750 Columbia Pike to Choice Hotels International, Inc. ("Choice") pursuant to a sublease. In June 1998, Manor Care sold the Silver Spring Complex and Sunburst enter into a new lease with the new owner. The sublease was terminated.

  Sunburst and Manor Care also entered into (i) a sublease agreement with respect to certain office space in Gaithersburg, Maryland (the "Gaithersburg Lease") pursuant to which Sunburst was obligated to rent from Manor Care, certain additional space as such space became available during the 30 month period following the date of the Manor Care Spin-off. The Gaithersburg lease was terminated in February 1999. In addition, at the time of the Manor Care Spin-off, the parties entered into a sublease agreement with respect to the Comfort Inn N.W., Pikesville, Maryland, pursuant to which Sunburst subleases the property from Manor Care on the same terms and conditions that govern Manor Care's rights and interests under the lease relating to such property.

  During the twelve-month period ended December 31, 1998, Sunburst paid to Manor Care under the Gaithersburg Lease and the Silver Spring Lease approximately $1.3 million.

  Corporate Services Agreement

  Sunburst and Manor Care entered into the Corporate Services Agreement (the "Corporate Services Agreement") which provides for the provision, by Manor Care, of certain corporate services, including administrative, accounting, systems and, for a fixed annual fee of $1.0 million, certain consulting services. The term of the Consulting Services Agreement is 30 months from November 1, 1996. Sunburst terminated all services except the consulting services under the Corporate Service Agreement in the first quarter of 1998. In February 1999, Sunburst entered into a release with Manor Care which effectively terminated the consulting services payment obligation.

  Time Sharing Agreement

  On October 10, 1996, Sunburst entered into a Time Sharing Agreement with Manor Care under which Sunburst had the right to use from time to time a Cessna Citation III and a Cessna Conquest I owned by Manor Care. The agreement had a term of one year with automatic renewals unless otherwise terminated. In January 1998, Manor Care gave notice that it was terminating the Time Share Agreement. During 1998, there were no charges for aircraft usage pursuant to the agreement.

Relationship with Choice

  In connection with the Choice Spin-off, Sunburst and Choice entered into certain agreements intended to govern the relationship between the parties after the Choice Spin-off. In addition, Sunburst is Choice's largest franchisee. The material terms of certain of these agreements and other arrangements, entered into between Sunburst and Choice, including the franchise agreements with respect to Sunburst's hotels, are described below.

  Distribution Agreement

  In connection with the Choice Spin-off, Sunburst and Choice entered into a Distribution Agreement which provided for, among other things, the principal corporate transactions required to effect the Choice Spin-off, the assumption by Choice of all liabilities relating to its business and the allocation between Sunburst and Choice of certain other liabilities, certain indemnification obligations of Sunburst and Choice and certain other agreements governing the relationship between Sunburst and Choice with respect to or in consequence of the Choice Spin-off.

  Subject to certain exceptions, Choice has agreed to indemnify Sunburst and its subsidiaries against any loss, liability or expense incurred or suffered by Sunburst or its subsidiaries arising out of or related to the failure by Choice to perform or otherwise discharge liabilities allocated to and assumed by Choice under the Distribution Agreement, and Sunburst has agreed to indemnify Choice against any loss, liability or expense incurred or suffered by Choice arising out of or related to the failure by Sunburst to perform or otherwise discharge the liabilities retained by Sunburst under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below.

  To avoid adversely affecting the intended tax consequences of the Choice Spin-off, each of Choice and Sunburst will agree to comply in all material respects with each representation and statement made to any taxing authority in connection with the IRS tax ruling or any other tax ruling obtained by Choice and Sunburst in connection with the Choice Spin-off.

  Under the Distribution Agreement, each of Choice and Sunburst will be granted access to certain records and information in the possession of the other, and requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of Choice and Sunburst to obtain the consent of the other prior to waiving any shared privilege.

  In accordance with the Distribution Agreement, Choice agreed to assume and pay certain liabilities of Sunburst, subject to Choice maintaining a minimum net worth of $40 million, at the date of the Choice Spin-off. As of December 31, 1997, Sunburst reflected a $19.9 million receivable due to Choice on its consolidated balance sheet plus other accounts payable to Choice of approximately $5.1 million. In 1998, net payments of approximately $8 million were paid in cash to Choice. On December 28, 1998, Sunburst and Choice amended the Strategic Alliance Agreement (defined below). As part of that amendment, Choice exchanged the remaining $17 million balance in return for, among other things, the termination of Sunburst's option for the exclusive rights to the MainStay Suites brand and an intention to build a total of 25 MainStay Suites.

  Strategic Alliance Agreement

  At the time of the Choice Spin-off, Choice and Sunburst entered into a Strategic Alliance Agreement pursuant to which: (i) Sunburst granted a right of first refusal to Choice to franchise any lodging property that Sunburst develops or acquires and intends to operate under franchise; (ii) Sunburst has also agreed, barring a material change in market conditions, to continue to develop Sleep Inns and MainStay Suites hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suites hotels by October 15, 2001 (48 months of the Distribution Date); (iii) Choice has granted to Sunburst an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) Choice and Sunburst have agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for Choice in hotels owned by Sunburst; and (v) Sunburst has authorized Choice to negotiate with third party vendors on Sunburst's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years. Either party has the right to terminate the Strategic Alliance Agreement on its fifth, tenth, and fifteenth anniversaries.

  On December 28, 1998, Choice and Sunburst amended the Strategic Alliance Agreement to: (i) cancel Sunburst's option to acquire the MainStay Suites system; (ii) with respect to franchise agreements, cap termination damages at $100,000 and eliminate termination damages on hotels Sunburst sells; (iii) change Sunburst's development obligations to 13 Sleep Inns and 25 MainStay Suites by October 15, 2001; and (iv) provide certain other global amendments to Sunburst's franchise agreements.

  Amendment and Guaranty

  In connection with the Choice Spin-off, Choice entered into the Amendment and Guaranty for the purpose of adding Choice as a party to certain agreements entered into between Sunburst and Manor Care in connection with the Manor Care Spin-off and adding Choice as a guarantor of certain payment obligations of Sunburst to Manor Care pursuant to agreements between Sunburst and Manor Care. For a discussion of the Amendment and Guaranty, see "Certain Relationships and Related Transactions--Relationship with Manor Care."

  Term Note

  In connection with the Choice Spin-off, Choice loaned to Sunburst approximately $115 million which was used by Sunburst to repay approximately $96 million outstanding under Choice's credit facility and to repay that portion of Choice's indebtedness under a note to Manor Care allocated to Choice and Sunburst in connection with the Manor Care Spin-off (approximately $37 million).

  This loan is represented by a Term Note in an aggregate principal amount of $115 million (the "Term Note"). The Term Note has a maturity of five years and accrues interest at a rate equal to 500 basis points above the interest rate on a 5-year U.S. Treasury Note. The Term Note is subordinated to all senior debt of Sunburst and contains certain restrictive covenants comparable to those contained in Sunburst's senior credit facility (including restrictions on Sunburst's ability to make certain investments, incur debt, pay dividends, dispose of assets and create liens on its assets).

  Corporate Services Agreement

  Sunburst and Choice entered into a Corporate Service Agreement which provides that Choice will provide to Sunburst certain corporate support services, including human resources, accounting, tax and computer systems support, and Sunburst will provide to Choice certain services including asset management and accounts payable processing. As of March 31, 1999, all services provided by either party under the Corporate Services Agreement, except for human resources and tax services provided by Choice, were terminated. During fiscal year 1998, Choice paid Sunburst $168,660 and Sunburst paid Choice $1,664,750 for services under the Corporate Services Agreement.

  Consulting Agreement

  Sunburst and Choice entered into a Consulting Agreement in which Sunburst will provide consulting and advisory services to Choice related to financial issues affecting Choice. The term of the agreement commences October 15, 1997 and terminates on November 1, 2001. Sunburst is entitled to an annual retainer fee equal to 30% of the annual compensation (including base salary, incentive bonus and fringe benefits) paid to James A. MacCutcheon by Sunburst during such period. If Mr. MacCutcheon ceases to be employed by Sunburst, the agreement can be terminated by either party, but if terminated by Choice, then Choice shall pay Sunburst a termination fee equal to 30% of any amount due by Sunburst to Mr. MacCutcheon under his employment agreement as a result of his separation. During fiscal year 1998, Choice paid Sunburst $116,268 pursuant to the Consulting Agreement.

  Tax Sharing Agreement

  Choice and Sunburst have entered into a Tax Sharing Agreement for purposes of allocating tax liabilities of Former Choice from before the Choice Spin-off among Choice and Sunburst and their respective subsidiaries. In general, Sunburst will be responsible for (i) filing consolidated federal income tax returns for Sunburst affiliated group and combined or consolidated state tax returns for any group that includes a member of Sunburst affiliated group, including in each case Choice and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Choice will reimburse Sunburst for the portion of such taxes that relates to Choice and its subsidiaries, as determined based on their hypothetical separate Sunburst income tax liabilities. Choice and Sunburst have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

  Employee Benefits Allocation Agreement

  In connection with the Choice Spin-off, Choice and Sunburst entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"). The Employee Benefits Allocation Agreement provides for the allocation subsequent to the Choice Spin-off of employee benefits, as they relate to employees who remained employed by Sunburst or its subsidiaries ("Sunburst Employees") after the Spin-off and employees who are employed by Choice or its subsidiaries after the Spin-off ("Choice Employees"). Pursuant to the Employee Benefits Allocation Agreement, Sunburst will continue sponsorship of the various Sunburst profit sharing plans, stock plans and health and welfare plans with respect to Sunburst Employees. Choice has established a number of plans which allow it to provide to its employees substantially the same benefits currently provided to them as employees of Sunburst. The Employee Benefits Allocation Agreement provides for cross-guarantees between Choice and Sunburst with respect to the payment of benefits under certain plans and for cross-indemnification with respect to employment-related claim relating to prior to the Choice Spin-off.

  The Employee Benefits Allocation Agreement also provided for the adjustment of outstanding options to purchase shares of Sunburst common stock held by Sunburst Employees, Choice Employees and employees of Manor Care who held such options as a result of the Manor Care Spin-off.

  Transitional Service Agreements

  Choice and Sunburst have entered into a number of agreements pursuant to which Choice provides, or will provide, certain continuing services to Sunburst for a transitional period. Such services will be provided on market terms and conditions. Subject to the termination provisions of the specific agreements, Sunburst will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. The primary transitional services agreements are summarized below.

  Pursuant to the Employee Benefits Administration Agreement, Choice provides certain benefits, compensation and other services. Such other services may include benefit plan administration and accounting, COBRA administration, regulatory compliance and certain fiduciary services. Pursuant to the Tax Administration Agreement, Choice provides certain sales, use, occupancy, and personal property tax return administration, audit and appeals services for Sunburst.

  Franchise Agreements

  The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by Choice. Each hotel property owned by Sunburst is subject to a franchise agreement between Choice and Sunburst, as franchisee (the "Franchise Agreements"). (The material terms of such agreements are described below.) Total fees paid to Choice for franchising, royalty, marketing and reservation fees for fiscal year 1998 were $11.2 million.

    Term

  Each Franchise Agreement has an initial term of 20 years, except the agreement for the Rodeway Inn in Tempe, Arizona which is a year to year agreement. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement. In addition, all franchise agreements allow for early termination by Sunburst, subject to liquidated damage provisions which range from zero dollars to a maximum of $100,000 per property.

    Termination by Sunburst

  Sunburst (except with respect to one property as described below) may terminate a Franchise Agreement if Choice defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. Sunburst may also terminate a Franchise Agreement on any hotel it sells without paying Choice for any future damages.

    Termination by Choice

  Choice may suspend or terminate a Franchise Agreement at any time, if, among other things, Sunburst (a) fails to submit reports when due; (b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. Choice may terminate a Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) Sunburst loses possession or the right to possession of the Property; (c) Sunburst breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate Sunburst; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property.

    Fees

  The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if Choice raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

  In December 1998, Sunburst and Choice entered into an amendment which provided that (i) Sunburst shall pay an application fee of $20,000 on all future MainStay Suites franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten MainStay Suites franchise agreements entered into after the amendment.

    Certain Covenants

  The Franchise Agreements impose certain affirmative obligations upon Choice including: (a) to lend the Franchisee an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise Agreements also impose affirmative obligations upon Sunburst including: (a) to participate in a specified reservation system; (b) to keep and comply with the up-to-date version of Choice's rules and regulations for properly running the specified franchise; (c) to prepare monthly financial and other records; (d) to not interfere with the franchised mark(s) and Choice's rights thereto; and (e) to maintain certain specified insurance policies.

    Assignments

  Sunburst is prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of Choice except that, among other things, certain percentages of ownership interests in Sunburst may be transferred without Choice's consent. Choice's consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to Choice; (b) no defaults under the Franchise Agreement remain uncured;
(c) the transferee agrees in writing to upgrade the related Property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

  Choice is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit Choice to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of Choice's obligations under the Non-Standard Franchise Agreement, Choice will no longer be liable with respect to the obligations it so transfers.

  Noncompetition Agreement

  Choice and Sunburst have entered into a non-competition agreement that defines the rights and obligations with respect to certain businesses to be operated by Choice and Sunburst. Under the non-competition agreement, for a period of five years from the date of the Spin-off, subject to the exceptions set forth below, Sunburst will be prohibited from conducting any business that competes with the business operated by Choice (the "Choice Business"). Sunburst will also be prohibited from acquiring any entity conducting a business that competes with the Choice Business, with certain exceptions outlined below, unless, prior to such acquisition, Sunburst offers to sell such competing business to Choice on substantially the same terms and conditions; provided, however, that Sunburst will not be required to make such an offer to Choice where the competing business is not readily divisible from other businesses permitted to be held or acquired by Sunburst and the gross sales from such competing business for the 12 months prior to such acquisition do not exceed the greater of $1,000,000 (as adjusted for increases to the Consumer Price Index during the term) or 5% of gross sales of the businesses to be acquired. Subject to the foregoing, however, the non-competition agreement does not prohibit Sunburst from engaging in the following activities: (i) the continued operation and development of any business operated as of the date of the Spin-off by Sunburst and retained by Sunburst;
(ii) any activities otherwise permitted under the Strategic Alliance Agreement; (iii) the ownership of up to 5% of the equity interests of a publicly-traded entity that competes with Choice's business; and (iv) the ownership of equity interests of any entity that competes with Choice's business, if (A) the competing business does not comprise such entity's primary business, (B) the gross sales of such entity for the prior 12 months attributable to such competing business does not exceed 20% of such entity's consolidated gross sales, and (C) neither the fair market value of, nor the value, if any, attributed by the acquisition agreement to, the competing business is in excess of $5,000,000 (as adjusted for increases to the Consumer Price Index during the term).

  During the term of the non-competition agreement, subject to the exceptions set forth below, Choice will be prohibited from conducting any business that competes with the business operated by Sunburst and retained by Sunburst in the Spin-off (the "Hotel Business"). Choice is also prohibited from acquiring any entity conducting a business that competes with the Hotel Business, with certain exceptions outlined below, unless, prior to such acquisition, Choice offers to sell such competing business to Sunburst on substantially the same terms and conditions; provided, however, that Choice will not be required to make such an offer to Sunburst where the competing business is not readily divisible from other business permitted to be held or acquired by Choice and the gross revenues from such competing business for the 12 months prior to such acquisition do not exceed the greater of $1,000,000 (as adjusted for increases to the Consumer Price Index during the term) or 5% of gross sales of the businesses to be acquired. Subject to the foregoing, however, the non-competition agreement will not prohibit Choice from the following activities,
(i) continued operation and development of any business operated as of the date of the Spin-off by Choice, (ii) any activities otherwise permitted under the Strategic Alliance Agreement, (iii) the ownership of up to 5% of the equity interests of a publicly-traded entity that competes with the Hotel Business, and (iv) the ownership of equity interests of any entity that competes with the Hotel Business, if (A) the competing business does not comprise such entity's primary business, (B) the gross revenue of such entity for the prior 12 months attributable to such competing business does not exceed 20% of such entity's consolidated gross sales, and (C) neither the fair market value of, nor the value, if any, attributed by the acquisition agreement to, the competing business is in excess of $5,000,000 (as adjusted for increases to the Consumer Price Index during the term).

Potential Conflict

  The ongoing relationship between Choice and Sunburst resulting from the agreements and arrangements described above may potentially give rise to conflict of interest between Choice and Sunburst. With respect to the agreements between the parties, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, Sunburst believes that there will be sufficient commonality of interest between the two companies to result in a mutually productive relationship.

  Stewart Bainum, Jr. serves as Chairman of the Boards of Directors of both Sunburst and Choice. As a result of the Choice Spin-off, Mr. Bainum, Jr. and certain other officers and directors of Sunburst and Choice, own shares and/or options or other right to acquire shares in each of Sunburst and Choice. Appropriate policies and procedures are followed by the Boards of Directors of Choice and Sunburst to limit the involvement of the overlapping directors (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either Choice or Sunburst on certain matters which present a conflict between the two companies.

Relationship With Independent Public Accountants

  Since 1996, Arthur Andersen LLP has served as Sunburst's independent public accounting firm. It is expected that representatives of Arthur Andersen will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Other Relationships

  During the twelve-months ended December 31, 1998, Sunburst paid to Allen & Company Incorporated a total of $12,350 in brokerage commissions in connection with the repurchase of Sunburst common stock by Sunburst. Paul A. Gould, a director of Sunburst, is a Managing Director of Allen & Company. From January 1, 1999 through April 13, 1999, an additional $13,360.35 was paid to Allen & Company in brokerage commissions for such stock repurchases.

                     MISCELLANEOUS ADMINISTRATIVE MATTERS

Procedures for Stockholder Proposals and Nominations

  Under Sunburst's Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to Sunburst not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting, unless the meeting is advanced by more than 30 days. The deadline for submitting stockholder nominations for the 2000 Sunburst annual meeting is March 10, 2000.

  The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that Sunburst is required to set forth in its proxy statement under Commission Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to Sunburst (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the Commission's requirements that a stockholder must comply with in order to have a stockholder proposal included in Sunburst's proxy statement under Commission Rule 14a-8.

Stockholder Proposals for 2000 Annual Meeting

  Stockholder proposals intended to be presented at Sunburst's 2000 Annual Meeting of Stockholders must be received by Sunburst's Corporate Secretary no later than March 10, 2000. Such proposals must meet the requirements set forth in the rules and regulations of the Commission in order to be eligible for inclusion in Sunburst's 2000 proxy materials.

Other Matters to Come Before the Meeting

  The Board of Directors does not know of any matters which will be brought before the 1999 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires Sunburst's reporting officers and directors, and persons who own more than ten percent of Sunburst's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and Sunburst. Sunburst believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 1998.

                                          By Order Of The Board of Directors

                                          -------------------------------------
                                          Douglas H. Verner, Secretary

Silver Spring, Maryland
May 10, 1999

Dear Stockholder:

PROXY STATEMENT AND ANNUAL REPORT

  Enclosed is the Sunburst Proxy Statement and Annual Report. As part of our continuing efforts to reduce overhead costs, we have decided to distribute to stockholders a copy of the Annual Report on Form 10K as filed with the Securities and Exchange Commission in lieu of a traditional, "glossy" and costly annual report. We did this last year and received favorable comments from stockholders.

  You will find below summary comments on the lodging industry and capital markets, Sunburst's year in review, and its future.

THE INDUSTRY AND CAPITAL MARKETS

  The lodging industry posted record results for calendar year 1998 with almost $20 billion in profits, up almost 12% from 1997. While the lodging industry reported healthy increases in revenues per available room and record profits, the capital markets took note early in the year of increased new hotel construction. We then witnessed a rapid decline in stock price valuations for all lodging companies. The lodging industry also experienced a significant tightening in overall credit and a number of major hotel developers, including Sunburst, announced plans to reduce or curtail new hotel development. If there is good news in all of this, it is that the capital markets reacted quickly to a perceived over-building situation and we are now seeing a meaningful decline in new hotel construction starts. After two years of significant increases in new supply, this should bode well for the supply and demand relationship in the year 2000 and beyond.

  While the performance of a handful of large cap stocks have pushed the Dow Jones Industrial Average up almost 15% in a year and past the mythical 10,000 level, small cap stocks remain clearly out of favor. In fact, the Russell 2000 small cap stock index is down 17% in the past 12 months. At the moment, Sunburst is a small cap lodging stock and lodging is one of the stock market's least favored industries. Lodging stocks as of the date of this letter are trading at the low end of historical multiple ranges and the average lodging stock is about 40% lower than it was a year ago. Many hotels stocks are trading at 50%--80% discounts from year-earlier levels.

  Some Wall Street analysts are, however now predicting that lodging stocks will outperform the market over the next two years as the effect of reduced construction starts is realized. As for the market's preference for large cap stocks at the expense of small cap valuations, there are a variety of predictions as to if and when that valuation gap will be narrowed. Only time will tell!

  So, how do we take advantage of the market's current aversion to small cap lodging stocks? I am pleased to report that in September, 1998, our Board of Directors authorized a 2.5 million share repurchase program. Upon completion of that program, each remaining stockholder's interest in the company will have increased by more than 12%. Through the date of this letter, we have purchased in excess of one million shares on the open market. Given the currently distressed level of our stock, we believe this is an excellent use of our capital and we intend to continue our share repurchase program in 1999.



 10770 Columbia Pike . Silver Spring, MD 20901-4448 . 301-592-3800 . Fax: 301-
                                   592-3830

SUNBURST'S YEAR IN REVIEW

  Sunburst's 1998 revenues increased 13.3% to $204.1 million. More impressively, the gross operating profit generated by those hotels increased a full 16% to $72.2 million and recurring domestic EBITDA (earnings before interest taxes, depreciation and amortization), increased 17% to $58.3 million. Basic earnings per share from continuing operations increased 12.5% to $0.18 in 1998.

  While capital markets tend to paint industries with a broad brush, it is never quite that simple. The fact of the matter is that when new hotels open, the hotels that suffer are the less competitive hotels in over-supplied markets. At Sunburst, we pride ourselves in reacting to and taking advantage of the opportunities created by the cyclical nature of our industry. In anticipation of significant new supply in certain markets, we began a program of reallocating capital, by selling older hotels in the most "at risk" markets and redeploying the proceeds into fresh, new hotels in attractive markets. During 1998, we sold two hotels and in 1999 have already sold two more hotels. As of the date of this letter, we have five hotels under contract to sell with anticipated closings within the next three months.

  The "broad brush" approach to industry analysis also ignores the reality that not all market or niches have the same supply and demand relationship. As we reported last year, we believe that the most attractive niche within the lodging industry is the mid-priced, extended stay segment, where demand significantly exceeds supply by as much as two to one as estimated by PriceWaterhouseCoopers. Through December 31, 1998, we have opened fifteen mid-priced extended stay hotels. These are all new construction and are branded MainStay Suites (a brochure is enclosed). As of January 1, we had an additional six MainStay Suites hotels under construction all of which will open in 1999 or early 2000. This does represent a reduction from the development plan outlined last year wherein we stated a development objective of 15+ new properties per year. While we will continue to pursue the best development projects, we are being more cautious in light of the current capital market situation.

  Our operating focus during the year concentrated on improving the performance of our core portfolio of hotels, ramping up newly opened hotels and aggressively streamlining our corporate overhead. Our success with hotel operations is evidenced by the increased operating margins and profits. On the overhead front, we eliminated 30 corporate level positions and established the objective of reducing corporate overhead to approximately 5% of sales in 1999, as compared to 6.8% in 1998. As of the date of this letter, we are on target to reach that goal.

  During 1998, we also restructured our strategic alliance with our franchise partner, Choice Hotels, to, among other things, provide Sunburst with greater flexibility in the termination of franchise agreements for properties sold. This amendment to our Strategic Alliance Agreement also resolved some outstanding financial issues related to the 1997 Choice/Sunburst spin-off and its net result was a meaningful improvement in the Sunburst debt to equity ratio.

SUNBURST'S FUTURE

  Going forward, Sunburst will create value for our guests by providing superior service in fresh, well maintained hotels. Sunburst will also create value for our associates with effective training and rewarding opportunities and Sunburst will seek to create long-term value for our shareholders by striving to improve profit margins, cash flows, earnings per share and returns on capital. We have a history of creating value for shareholders, customers and associates and we intend to continue doing that, as we professionally and effectively manage our portfolio of hotels and grow our expertise in the exciting extended stay segment of the industry.

  In closing, I want to formally thank Fred Malek who is stepping down this year as a Director. Fred has been a valued member of the Sunburst Board of Directors and served on the Manor Care Board for many years. While Fred's lodging industry experience and his uncanny ability to consistently find the right answer will be missed, we are fortunate to have identified another lodging industry veteran, Lee Pillsbury, to succeed him.

  To our Board of Directors, our Shareholders, and the Sunburst associates who serve our guests, we thank you for all of your support. To show our appreciation and to experience our enthusiasm for our new extended stay product, MainStay Suites, we invite you to come stay with us. Please call, write or e-mail lauren bailey@sunbursthospitality.com and we will send you a certificate for one free night at any one of our MainStay Suites. We also invite you to visit our website at www.sunbursthospitality.com for more information on Sunburst and as a vehicle to share your comments about our products.

                                          At your service,
                                          Donald J. Landry
                                          Chief Executive Officer

                       SUNBURST HOSPITALITY CORPORATION
              10770 Columbia Pike, Silver Spring, Maryland 20901

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE 16, 1999

The undersigned hereby appoints CAROLE Y. PREST and CHRISTINE A. SHREVE, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Sunburst Hospitality Corporation (the "Company"} to be held on June 16, 1999 at 10:00 a.m. in the Roosvelt Room located at the Quality Hotel, 1190 North Courthouse Road, Arlington, Virginia and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Item 1, such proxies will be voted in accordance with the Board of Directors' recommendations as set forth herein with respect to such proposal(s).

                            .FOLD AND DETACH HERE.

 SUNBURST HOSPITALITY CORPORATION ANNUAL MEETING, JUNE 16, 1999 AT 10:00 A.M.

                 DIRECTIONS TO QUALITY HOTEL COURTHOUSE PLAZA
                          1200 NORTH COURTHOUSE ROAD
                           ARLINGTON, VIRGINIA 22201
       (703) 524-4000 (Ask for extension 5555 for automated directions)

                               From Points North
          Take I-95 South to I-495 West towards Northern Virginia to Route 50 (Arlington Blvd) East Go approximately 8 miles To
                    North Courthouse Road Exit (left exit)

                                 Points South
                       Take I-95 North To I-395 North To
    Washington Blvd/Columbia Pike Exit #8A Go approximately 1 1/2 miles To
           Route 50 (Arlington Blvd) East Go approximately 1 mile To
                    North Courthouse Road Exit (left exit)

                                  Points West
                      I-81 North or South to I-66 East To
                        Lee Highway/Spout Run Exit #72
                   Turn Right at the Light Onto Lee Highway
      Go through 5 Traffic Lights and Turn Right Onto North Veitch Street
    Go Through Two Traffic Lights and Turn Right Onto North Courthouse Road

                             From National Airport
            Take the George Washington Memorial Parkway (North) To
                        Route 50 (Arlington Blvd) West
                          Go Approximately 1 Mile to
                          North Courthouse Road Exit

                              From Dulles Airport
                        Take the Dulles Access Road To
                               Route 66 East To
                        Lee Highway/Spout Run Exit #72
                   Turn Right at the Light Onto Lee Highway
      Go through 5 Traffic Lights and Turn Right Onto North Veitch Street
    Go Through Two Traffic Lights and Turn Right Onto North Courthouse Road

                               From BWI Airport
                    BWI Parkway South Towards Washington to
                    I-495 West Towards Northern Virginia To
                      U.S. Route 50 (Arlington Blvd) East
      Go Approximately 7 Miles to North Courthouse Road Exit (Left Exit)

                                                            Mark ballot per
                                                             this example    [X]


(1) Election of two Directors:                          NOMINEES: DONALD J. LANDRY and LELAND C. PILLSBURY
 FOR all nominees             WITHHOLD                  (Instructions: to withhold authority to vote for any individual nominee,
listed to the right           AUTHORITY                 write that nominee's name in the space provided below.)
 (except as marked      to vote for all nominees
 to the contrary)          listed to the right

      [_]                        [_]                    ----------------------------------------------------------------------

If you plan to attend the Annual Meeting of Shareholders, please mark the following box and promptly return this Proxy Card. [_]







Signature                        Signature                       Date
         ---------------------            --------------------       -----------

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)


                           . FOLD AND DETACH HERE .